Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED
CERTIFICATE OF INCORPORATION
OF
GROUPON, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Groupon, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.The name of the Corporation is “Groupon, Inc.”

2.The Corporation’s Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 31, 2016, and a Certificate of Amendment thereto was filed in the office of the Secretary of State of the State of Delaware on June 9, 2020 (collectively, the “Restated Certificate of Incorporation”).

3.This Certificate of Amendment to the Restated Certificate of Incorporation amends the Restated Certificate of Incorporation of the Corporation.

4.The amendment set forth in this Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

6.Article VII of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE VII

Section 1. Director and Officer Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL for directors; or (d) any transaction from which the director or officer derived an improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article VII, to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or served or serves at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the By-laws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

Section 3. Vested Rights. Neither any amendment or repeal of any Section of this Article VII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Restated Certificate of Incorporation this 17th day of June, 2026.

By: /s/ Kyle Netzly
Name: Kyle Netzly
Title: Chief Accounting Officer